Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144611 on Form S-8 of our report dated March 27, 2009, relating to the financial statements of Telanetix, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Telanetix, Inc. for the year ended December 31, 2008.

/s/ Mayer Hoffman McCann PC
San Diego, California
March 27, 2009